CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (the "**Agreement**"), effective on July 31, 2026 (the "**Effective Date**"), is entered into by and between (i) Baxter International, Inc. ("**Baxter**"), Welch Allyn, Inc. ("**Welch Allyn**"), and Bardy Diagnostics, Inc. ("**Bardy**") (collectively, the foregoing, together with their Affiliates, the "**Baxter Parties**") on the one hand and (ii) iRhythm Technologies, Inc. ("**iRhythm**") (iRhythm, together with its Affiliates, the "**iRhythm Parties**") on the other hand. Each of the Baxter Parties on the one hand and the iRhythm Parties on the other are referred to individually as a "**Party**" and collectively and together as the "**Parties**."

RECITALS

A. The Parties are involved in two pending patent litigation matters and a number of *ex parte* reexamination proceedings before the United States Patent and Trademark Office as further identified in Exhibit A (the "**Lawsuits**").

B. The Parties have agreed to resolve the Lawsuits and take further measures to minimize the likelihood of further patent litigation.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. **Dismissal with Prejudice of Lawsuits.** Within five (5) days of Baxter's receipt of the payment specified in Section 4, the Parties will file a Notice of Dismissal of the district court Lawsuits with prejudice, pursuant to Rule 41(a)(1)(A) of the Federal Rules of Civil Procedure, with each Party to bear their own attorneys' fees and costs. Each Party will take any other steps as may reasonably be necessary to bring about such dismissal.

2. **Licenses.**

2.1 "**Licensed Patents**" means: (a) (i) the Baxter Parties' patents set forth in Exhibit B-1, (ii) any patent right that is or issues from a continuation, division, continuation-in-part, reissue, utility model, design patent, reissue from a reexamination, of any of the patent rights set forth in Exhibit B-1, (iii) any other patent or patent application that claims priority to any priority patent application to which any of the patent rights set forth in Exhibit B-1 claim priority, and (iv) any foreign counterparts of any of the foregoing (collectively, (a)(i) to (a)(iv) (inclusive), the "**Baxter Licensed Patents**"); and (b) (i) the iRhythm Parties' patents set forth in Exhibit B-2, (ii) any patent right that is or issues from a continuation, division, continuation-in-part, reissue, utility model, design patent, reissue from a reexamination, of any of the patent rights set forth in Exhibit B-2, (iii) any other patent or patent application that claims priority to any priority patent application to which any of the patent rights set forth in Exhibit B-2 claim priority, and (iv) any foreign

counterparts of any of the foregoing (collectively, (b)(i) to (b)(iv) (inclusive), the "**iRhythm Licensed Patents**").

2.2 "**Licensed Products**" mean the Baxter Covered Products and the iRhythm Covered Products. "**Baxter Covered Products**" means current or future versions of the Carnation Ambulatory Monitor (CAM) Patch and, subject to Section 15.1, any current or future product(s) or services sold or provided by or on behalf of any of the Baxter Parties, in each case, comprising or involving any sensor used for cardiac monitoring. "**iRhythm Covered Products**" means current or future versions of the Zio AT, Zio XT, and Zio Monitor and, subject to Section 15.1, any current or future product(s) or services sold or provided by or on behalf of any of the iRhythm Parties, in each case, comprising or involving any sensor used for cardiac monitoring.

2.3 Effective as of Baxter's receipt of the payment specified in Section 4 below, the Baxter Parties hereby grant a non-exclusive, non-transferable (except as provided in Section 15.1 below), irrevocable, perpetual, worldwide, and fully paid-up, royalty-free license under the Baxter Licensed Patents to the iRhythm Parties to make, have made, use, sell, offer to sell, import, and otherwise transfer or dispose of iRhythm Covered Products, with no right to sublicense, except as set forth in Section 2.5.

2.4 Effective as of Baxter's receipt of the payment specified in Section 4 below, the iRhythm Parties hereby grant a non-exclusive, non-transferable (except as provided in Section 15.1 below), irrevocable, perpetual, worldwide, and fully paid-up, royalty-free license under the iRhythm Licensed Patents to the Baxter Parties to make, have made, use, sell, offer to sell, import, and otherwise transfer or dispose of Baxter Covered Products, with no right to sublicense, except as set forth in Section 2.5.

2.5 With respect to the foregoing licenses, each of the Baxter Parties and the iRhythm Parties hereby grants to the other Party the right under the applicable Licensed Patents to: (a) exercise their right to have made the Licensed Products through their manufacturers, (b) exercise their right to sell, offer for sale, and import the Licensed Products through their distributors, wholesalers, resellers and other channel partners; and (c) exercise their right to use the Licensed Products through their customers and end users.

2.6 The Parties stipulate and agree that the license granted to the iRhythm Parties under Section 2.3 will not cover any Sternal Cardio Sensor Device sold by or on behalf of any of the iRhythm Parties. "**Sternal Cardio Sensor Device**" means any ECG sensing device whose instructions for use in the applicable country (as cleared by FDA or any corresponding foreign authority) expressly state that at least one ECG sensing electrode must be affixed directly over the sternum. For avoidance of doubt, a Sternal Cardio Sensor Device does not include any ECG device where the placement of electrodes is as provided in the current instructions for use for iRhythm's Zio Monitor, Zio AT and Zio XT (see Exhibits E, F and G). Notwithstanding the above, in the event the iRhythm Parties acquires or enters into a transaction with [***] or any of its Affiliates (collectively "**[***]**"), then [***].

3. Agreement Not to Challenge, Oppose, or Cancel.

3.1 After the Effective Date, neither Party will oppose, seek to cancel or otherwise challenge, or assist any other entity or person in opposing, canceling, or challenging, any Licensed Patent of the other Party unless such Licensed Patent is enforced against such Party by the other Party.

3.2 Nothing in this Agreement will limit either Party's right to file new patent applications anywhere in the world.

4. Payment. Within fifteen days of the Effective Date, iRhythm will pay fifty million dollars ($50,000,000) to Baxter. Such payment will be made by wire transfer as specified in Exhibit C.

5. Covenant Not to Sue and Standstill Agreement.

5.1 For a period extending six (6) years from the Effective Date ("**Covenant Period**"), each Party agrees not to assert, or to enable or assist any other party to assert, against the other Party, or its direct or indirect end-user licensees, retailers, or distributors (collectively, the foregoing, including the other Party, "**Protected Persons**" of the other Party), any Claim for infringement of any patent Controlled by such Party during the Covenant Period, based on the manufacture, use, sale, offer for sale, or import of Licensed Products ("**Protected Activities**"), and no damages will accrue for any such alleged patent infringement for Protected Activities occurring prior to the end of the Covenant Period, including prior to the Effective Date. If, during the Covenant Period, a Party sells or assigns to a Third Party, or grants to a Third Party an exclusive license or enforcement rights under, any patent or patent application Controlled by such Party, which patent or patent application covers the manufacture, use, sale, offer for sale, or import of Licensed Products, such Party shall (in a written agreement expressly designating the other Party as a third-party beneficiary) require such Third Party to comply with this Section 5.1, and effective immediately prior to the consummation of the sale or assignment or grant of such exclusive license or enforcement rights, the selling, assigning or granting Party shall be deemed to have granted, and hereby grants, to the other Party a non-exclusive, non-sublicenseable (except as set forth in Section 2.5), royalty-free license during the Covenant Period that is commensurate in scope with the covenant set forth in this Section 5.1.

5.2 For a period beginning on the end of the Covenant Period and extending through the end of the tenth (10th) year after the Effective Date (the "**Standstill Period**"), neither Party will file patent litigation against the other Party's Protected Persons for any Protected Activities under any patent Controlled by such Party prior to or during the Standstill Period without first completing the procedure specified in the following Section 5.3, nor shall either Party enable another party to file such litigation against the other Party's Protected Persons without first completing the procedure specified in the following Section 5.3.

5.3 During the Standstill Period, neither Party may initiate, or enable a third party to initiate, patent litigation against the other Party's Protected Persons for Protected Activities under any patent Controlled by such Party during the Standstill Period without undertaking and completing the following procedure:

5.3.1 Delivering a written notice to the allegedly infringing Party that includes the following ("**Notice**"): (1) a detailed description of the alleged infringement and allegedly infringed patent(s), (2) a claim chart that specifically identifies a component or step of the allegedly infringing product or method that embodies each element of each allegedly infringed claim, and (3) documentation, if applicable, to substantiate any allegations of patent infringement. The allegedly infringing Party may deliver its response to the Notice ("**Response**") within thirty (30) days of receipt of the Notice. The Response will include the following: (A) (i) a detailed response to the allegations of infringement, and (ii) documentation, if applicable, to rebut any allegations of infringement; or (B) a detailed plan that provides the other Party with adequate assurances that the alleged infringement will be cured and a description of a reasonable timeline to cure all of the alleged infringement for any Protected Activities occurring after the Cure Period (as defined in Section 5.3.2 below) ("**Remediation Plan**").

5.3.2 If the allegedly infringing Party agrees to the Remediation Plan, the Parties will memorialize the Remediation Plan, including the mutually agreed upon cure period ("**Cure Period**"), in a written agreement executed by the Parties, provided that the Cure Period will be no less than sixty (60) days from the other Party's receipt of the Response. Any alleged infringement that is cured within the Cure Period will not be actionable or accrue damages. The Parties agree not to initiate any legal proceeding during the Cure Period for activities subject to the Remediation Plan and with respect to any cured allegations of breach.

5.3.3 If a Party disputes the allegations and rebuttals in the Notice, Response, and/or the Remediation Plan, the Parties will engage in good faith negotiations for a period of no more than sixty (60) days from the date that the non-breaching Party receives the Response, to resolve the dispute (the "**Negotiation Period**"). The initial negotiation meeting of the Parties will be of the in-house counsel listed as the notice recipients in Exhibit D, or their designees. A second negotiation meeting is optional and may include other Party representatives. The Parties agree to have the initial meeting in-person at San Francisco during the first half of the Negotiation Period, unless the Parties agree in writing otherwise.

5.3.4 If the Parties do not agree in writing to a resolution of the applicable patent infringement claim within the Negotiation Period or no Response is timely provided pursuant to Section 5.3.1, the Parties agree to promptly (within no more than five days of the written request of the Party alleging infringement) submit the patent infringement claim (hereafter, a "**Dispute**") to JAMS for non-binding mediation prior to commencing litigation. The Parties will use good faith efforts to select a mediator or have a mediator selected within five (5) days after submitting the Dispute to JAMS. In the event that the selected mediator has no availability within fifty-five (55) days of the mediator's selection, either Party may elect to discard the selection of such mediator and thereby require the Parties to revert to selection of a different mediator, as soon as possible. The mediation will be conducted at San Francisco, unless the Parties agree otherwise in writing. The costs and expenses of mediation related to compensation and expenses of the mediator and the costs associated with rental space for the mediation, will be borne by the Parties equally ("**Mediation Costs**"). Except for the Mediation Costs, each Party will bear its own costs and expenses associated with the mediation, including travel, lodging, and attorneys' fees and expenses. The mediator will be disqualified as a witness, expert, or counsel for any Party with respect to the Dispute and any related matters. Mediation is a compromise negotiation for purposes of Federal Rules of Evidence and analogous state rules or statutes regarding evidence, and

evidence of conduct or statements made in the course of the mediation proceedings will be inadmissible in court. The entire mediation process is confidential, and such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible in any legal proceeding for any purposes; provided, however, that evidence which is otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation. Neither the mediator, the mediator's agents, nor the mediator's files will be subpoenaed in any case; provided, however, that materials that otherwise are discoverable but in the possession of the mediator are not immune from subpoena merely because they are in the possession of the mediator. Only if the Parties are unable to resolve the Dispute by the date that is sixty (60) days after the sooner of (A) the date the mediator is appointed and (B) the date of the end of the Negotiation Period (or end of the period for providing a timely Response if no Response is timely provided), then either Party will have the right to proceed (by judicial or other means) to enforce any rights and seek any remedies that such Party claims under this Agreement, or that are available under applicable law and are not otherwise precluded by this Agreement.

5.4 The Parties stipulate and agree that the covenants made by the Baxter Parties in this Section 5 shall not apply to any Sternal Cardio Sensor Device sold by or on behalf of any of the iRhythm Parties.

6. Mutual General Release.

6.1 Upon the Effective Date of this Agreement, the Baxter Parties hereby fully and irrevocably release, acquit, and discharge the iRhythm Parties and any other entity or individual, each solely to the extent acting as any of the iRhythm Parties' agents, successors, attorneys, members, officers, directors, employees, managers, distributors, manufacturers, retailers, customers, end-users, licensees, insurers, predecessors, and assigns from any and all Claims, known and unknown, accrued or unaccrued, arising out of any act or omission committed or made within the scope of Protected Activities on or before the Effective Date by or on behalf of iRhythm Parties. This Section does not and will not be construed to release or discharge any Party from its obligations under this Agreement.

6.2 Upon the Effective Date of this Agreement, the iRhythm Parties, hereby fully and irrevocably release, acquit, and discharge the Baxter Parties and any other entity or individual, each solely to the extent acting as any of the Baxter Parties' agents, successors, attorneys, members, officers, directors, employees, managers, distributors, manufacturers, retailers, customers, end-users, licensees, insurers, predecessors, and assigns from any and all Claims, known and unknown, accrued or unaccrued, arising out of any act or omission committed or made within the scope of Protected Activities on or before the Effective Date by or on behalf of the Baxter Parties occurring on or before the Effective Date of this Agreement. This Section does not and will not be construed to release or discharge any Party from its obligations under this Agreement.

6.3 **Waiver of California Civil Code Section 1542.** Each Party understands and acknowledges that Section 1542 of the California Civil Code provides as follows:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR

HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Party hereby expressly waives the protections of Section 1542 of the California Civil Code with respect to the releases set forth in Sections 6.1 and 6.2 and acknowledges that such releases extend to all claims, known and unknown, suspected and unsuspected, that exist at the time of execution.

6.4 This Agreement is a compromise of disputed claims and will not constitute or be asserted as constituting any admission of liability or wrongdoing by any Party to this Agreement.

7. Representations and Warranties.

7.1 Each of the Parties to this Agreement represents and warrants to the other that this Agreement has been duly authorized by all necessary corporate action and that the individual who executes this Agreement has the authority to do so.

7.2 Each of Baxter, Welch Allyn, and Bardy on behalf of the Baxter Parties and iRhythm on behalf of the iRhythm Parties represents and warrants to the other Party that it has the full right and authority to enter into this Agreement on behalf of and bind all of its Affiliates, and shall cause all such Affiliates to comply with and grant all necessary rights, licenses, covenants, representations, warranties and releases to effect this Agreement, and all other terms and conditions of this Agreement, and shall be directly, jointly and severally liable to the other Party for any breach of this Agreement by any of such entity's Affiliates, including any failure by any Affiliate to grant any such right, license, covenant, or release.

7.3 Each Party represents and warrants to the other Party that it: (a) has all rights to claim and recover for alleged infringement of its Licensed Patents, and has all legal rights necessary to grant the licenses, covenants, and releases provided for in this Agreement; (b) has not transferred or assigned or purported to transfer or assign to any entity or individual any claims purported to be herein released; (c) has not instituted any pending lawsuit or other pending proceeding against the other Party, involving any patent or other intellectual property right, other than the Lawsuits; (d) has not participated in any way (directly or indirectly) in any transaction the purpose or effect of which is to avoid or prevent the other Party from receiving or enjoying any part of the benefit of any of the rights, licenses, covenants, or releases provided for in this Agreement, and (e) without limiting the foregoing, has not since January 1, 2026 sold or assigned to a Third Party, or granted to a Third Party an exclusive license under, any patent or patent application Controlled by such Party or its Affiliates, which patent or patent application covers the manufacture, use, sale, offer for sale, or import of Licensed Products.

8. Assignment of Licensed Patents. Each Party agrees, that if such Party sells, assigns, or grants any exclusive license or enforcement rights with respect to, a Licensed Patent to a Third Party, then all of the licenses, releases, covenants, and other rights granted by them and all their obligations set forth in this Agreement with respect to such Licensed Patents (the "**Patent Obligations**") shall run with such Licensed Patents, and that such Party shall ensure that any buyer, assignee, transferee, exclusive licensee or successor to any of the Licensed Patents (including an

acquiring entity or a surviving entity in connection with a change of control of such Party where the separate corporate existence of the Party ceases), or any other entity or individual (such as an exclusive licensee) that obtains any enforcement rights with respect to any of the Licensed Patents, agrees in a written agreement expressly naming the other Party as a third-party beneficiary, effective upon the consummation of such assignment, transfer, succession or grant, to be bound by the relevant Patent Obligations (including the obligation to obtain such written agreement from any subsequent assignee, transferee, successor or grantee of such Licensed Patents). Similarly, following such assignment, transfer, succession or grant, the other Party shall remain bound by the covenants made by such Party in Sections 3 and 5 with respect to such Licensed Patents.

9. No Patent Laundering. Without limiting any other express restrictions on the rights and licenses granted under this Agreement or implying any right not expressly granted under this Agreement, the Parties acknowledge and agree that the licenses and covenants granted under this Agreement do not cover activities that a Party may undertake for or with any Third Party for the primary purpose of immunizing the products or activities of such Third Party, such as buy and sell-back arrangements, business unit or Affiliate divestitures that occur for such primary purpose, and other similar sham arrangements. Any product made, used, sold, offered for sale, imported, stored or kept for such primary purpose shall not be a Licensed Product.

10. Authority. The Parties to this Agreement intend to be bound by the terms of this Agreement, and the Parties agree that it is in their respective commercial interests to be so bound. Each Party acknowledges that it negotiated this Agreement with full opportunity to consult with legal counsel and negotiate revisions to the terms agreed upon. No part of this Agreement is to be construed against any of the Parties because of the identity of the drafter of the Agreement.

11. Term. This Agreement shall commence on the Effective Date and will remain in effect until the later of (a) the expiration date of the last to expire of the Licensed Patents, (b) the expiration of any Standstill Period, and (c) the expiration of any Cure Periods and Negotiation Periods, and resolution of any mediation for any Disputes. Neither this Agreement nor any of the rights, licenses, covenants, representations, warranties and releases granted by each signatory to this Agreement (on its own behalf or on behalf of its Affiliates) hereunder may be terminated for any reason, and no Party shall have the right to seek rescission of this Agreement or any other remedy that seeks to invalidate, terminate, void, or undo this Agreement.

12. Governing Law and Venue. This Agreement will be construed in accordance with and will be exclusively governed by the laws of the State of Delaware, except for its conflicts of laws provisions. The Parties agree to the exclusive jurisdiction of the state and federal courts located in New Castle County, Delaware, for the resolution of any disputes arising from or related to this Agreement, except as otherwise provided in Section 5.3 above.

13. Attorneys' Fees and Expenses. The Parties will each bear their own legal fees, expenses, and other costs incurred in any way connected with the Lawsuits or negotiating the resolution of the Lawsuits and drafting this Agreement. Additionally, this provision is not intended to preclude an award of legal fees and costs to the prevailing party in any patent litigation filed by a Party during or after the Standstill Period.

14. Confidentiality. During the term of this Agreement and for the five (5) years immediately thereafter, the Parties agree that this Agreement will be kept confidential. The Parties may disclose this Agreement and its contents to (1) their respective employees, owners, board members, contractors, and to a counterparty in connection with a proposed merger, acquisition, financing or similar transaction or a proposed exclusive license, sale, or transfer of rights to the Licensed Patents, each of the foregoing on a need to know basis subject to written agreement with such persons with confidentiality provisions substantially as protective as those set forth in this Agreement, (2) to the Parties' respective attorneys, accountants, insurers, and other financial and legal advisors, (3) if disclosure of this Agreement is required by subpoena, order of a court or regulatory agency, or discovery request, or as otherwise required by applicable law, (4) to any governmental body having jurisdiction and specifically requiring such disclosure, and (5) for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports or disclosures filed with the Securities and Exchange Commission or other financial regulatory authorities, or any other filings, reports or disclosures that may be required under applicable laws or regulations; provided that prior to any disclosure pursuant to subsections (3), (4) or (5), the Party making any such disclosure will, to the extent practicable and permitted by law, (a) notify the other Party pursuant to Section 15.4 below at least ten (10) days prior to disclosure to give the other Party an opportunity to object and/or be heard regarding the request for production of this Agreement and (b) take reasonable actions in an effort to minimize the nature and extent of such disclosure. This procedure does not apply to a subpoena or discovery request in any litigation or arbitration involving a Party. Nothing in this Section 14 shall impose obligations on the Parties that would be contrary to or impede compliance with their obligations under any applicable law or rule, or shall restrict the disclosure of information that is already publicly known through no fault of the disclosing Party.

15. Miscellaneous.

15.1 Assignment. This Agreement will not be assigned or otherwise transferred by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld or denied, and any attempt to assign any rights, duties or obligations which arise under this Agreement without such consent will be null and void. Notwithstanding the foregoing sentence, any party may, without the consent of the other Party, assign this Agreement in connection with a Change of Control of such Party, provided that in case of a Change of Control of such Party, Licensed Products shall be limited to the Baxter Covered Products (in case of a Change of Control of the Baxter Parties) or the iRhythm Covered Products (in case of a Change of Control of the iRhythm Parties) in active development, production, or commercialization immediately prior to the consummation of such Change of Control, and any updated, improved and successor versions of such Baxter Covered Products or iRhythm Covered Products (however named), as applicable.

15.2 Savings Clause; Severability. To the fullest extent permitted by applicable law, in the event that any provision of this Agreement or the application of any provision of this Agreement is held by a tribunal of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and this Agreement will be interpreted as if such invalid provision(s) were omitted. Notwithstanding the above, the Parties shall use good faith efforts to replace the invalid, illegal or unenforceable provision with a

valid, legal and enforceable provision as closely aligned with the original intent of the Parties as possible.

15.3 Binding Effect. This Agreement will be binding upon the Parties hereto and will apply to the acts and omissions of any and all others acting under their direction, including their officers, directors, and owners in connection with any activities which are the subject of this Agreement. This Agreement will further be binding upon the successors and assigns of each Party, and will apply to the acts and omissions of any and all others acting under their direction, including their officers, directors, and owners.

15.4 Notices. Any formal notice required to be given under the Agreement must be in writing and must be delivered personally, or sent by certified or registered mail or by commercial overnight courier, to each party required to receive the notice as set out in Exhibit D or as otherwise specified by the relevant Party by notice in writing to each other Party. Any notice will be deemed to have been duly received when received by the receiving Party. A notice required to be given under the Agreement will not be validly given if sent by e-mail or facsimile. A Party may change its representatives by written notice to the other Party.

15.5 Additional Definitions. As used in this Agreement, the following terms have the following meanings:

15.5.1 "**Acquirer**" of a Party means a Third Party that acquires the Party through a Change of Control, together with any Affiliates of such Third Party existing immediately prior to, on or after the consummation of the Change of Control; provided that, an "Acquirer" excludes the Party acquired in the first such Change of Control and such Party's Affiliates existing immediately prior to the consummation of such Change of Control.

15.5.2 "**Affiliate**" of a Party means any entity that, now or hereafter, directly or indirectly Controls, is Controlled by, or is under common Control with such Party, but only for so long as such Control exists. For purposes of the definition of "Affiliate," the term "**Control**" means (a) in the case of corporate entities, direct or indirect ownership of more than 50% of the stock or shares or other ownership interests having the right to vote for the election of directors or equivalent parties, and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than 50% of the members of the governing body of such non-corporate entity, and "Controlled" has the correlative meaning of the term "Control" as defined in this Section.

15.5.3 "**Change of Control**" means, as to a Party, (a) a transaction or series of transactions that results in the sale, exchange, transfer or other disposition of all or substantially all of the Party's assets that are subject to this Agreement; (b) a merger or consolidation in which (i) the Party is not the surviving entity or (ii) the Party is the surviving entity, where in either case (whether (i) or (ii) of this (b)) the entities who Controlled such Party immediately before the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, Control such Party; or (c) a transaction or series of transactions which may include without limitation a tender offer for the Party's stock or the issuance, sale, or exchange of stock of such Party if the entities who Controlled such Party immediately before the initial such

transaction do not, immediately after consummation of such transaction or any of such series of transactions, Control such Party; provided, however, notwithstanding anything to the contrary in this Agreement, neither (i) the issuance of securities by a Party through a public offering, nor (ii) the transfer of ownership or Control in a Party to one or more of its Affiliates, shall, in either case (whether (i) or (ii) of this (c)) constitute a Change of Control. For purposes of the definition of "Change of Control," the term "**Control**" has the meaning set forth in Section 15.5.2. A Change of Control of a Party's Controlling parent constitutes a "Change of Control" of such Party. "Change of Control," as to a Party, includes any Change of Control that results from a bankruptcy proceeding involving such Party. With respect to the Baxter Parties, a "Change of Control" includes any event that would be a "Change of Control" for Baxter, Welch Allyn, or Bardy.

15.5.4 "**Claim**" means any claim, demand, cause of action, right of action, suit, proceeding, investigation, charge, complaint, or liability of any kind or nature, whether arising in contract, tort, statute, or otherwise, and whether known or unknown, suspected or unsuspected, accrued or unaccrued, fixed or contingent, including claims for damages, restitution, penalties, fines, declaratory or injunctive relief, attorneys' fees, interest, and costs.

15.5.5 "**Control**" means, with respect to any patent, the possession by a Party or any of its Affiliates of the legal authority or right (whether by ownership, license or otherwise, other than by operation of the licenses and other grants in this Agreement) to grant to the other Party a license, covenant not to sue or other right or immunity as set forth in this Agreement without (a) violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant such covenant, other right or immunity, or (b) creating or increasing any payment obligation to any such Third Party, including any royalty or milestone payment, unless the other Party agrees in writing to make any such payment. Notwithstanding the foregoing, in the event a Party or its Affiliates undergoes a Change of Control, then any patents owned or controlled by such Acquirer immediately prior to such Change of Control transaction, or that are developed or acquired by such Acquirer after the consummation of such transaction without the use of any proprietary technology of the acquired Party will be deemed not to be "Controlled" by such Party (or its Affiliates) for purposes of this Agreement.

15.5.6 "**Third Party**" means any entity or individual other than the signatories to this Agreement or their respective successors or Affiliates.

15.6 Licenses in Bankruptcy. Without acknowledging that this Agreement is an executory contract, the Parties agree that all rights, licenses, releases, and immunities granted under or pursuant to this Agreement by each of the Parties are, and shall otherwise be deemed to be, for the purpose of Section 365(n) of the US Bankruptcy Code, as amended (the "**Bankruptcy Code**"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each of the Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties further agree that, in the event that any proceeding shall be instituted by or against a Party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of that Party or that Party's debt under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee, or other similar official for that Party or

any substantial part of its property, or if a Party hereto shall take any action to authorize any of the foregoing actions, the other Party shall have the right to retain and enforce their respective rights under this Agreement.

15.7 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes all prior negotiations, understandings, and agreements, whether written or oral, among the Parties with respect to the matters set forth herein.

15.8 No Third Party Beneficiaries. There are no intended third-party beneficiaries to the Agreement with the exception of the releasees identified in Section 6. The Parties may, subject to Section 15.10, amend this Agreement without the consent of any third-party beneficiaries.

15.9 Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of such provision, or in any way affect the validity of this Agreement or any part thereof, or the right of such Party thereafter to enforce each and every provision. Failure of a Party or its Affiliates, at any time, to demand strict performance of any of the terms, covenants, or conditions set forth herein will not be construed as a continuing waiver or relinquishment thereof, and the Parties may at any time demand strict and complete performance by the other Party of said terms, covenants, and conditions.

15.10 Modification. This Agreement may not be amended or modified, nor may any of its provisions be waived, except by a formal written instrument expressly referencing this Agreement and the modification thereto, signed by an authorized officer of each of the signatories to this Agreement or their successors.

15.11 Recitals. The Recitals are provided for informational purposes only and are not intended to be terms that are binding upon the Parties, with the exception of the defined terms and Exhibits noted therein. The Recitals do not constitute admissions by any Party.

15.12 Headings; Construction. The headings contained in this Agreement are for convenience of reference only and will not be considered in construing this Agreement. Each Party acknowledges that they and their counsel have had opportunity to review this Agreement, and the Parties agree that any rule of construction that any ambiguity will be construed against the drafter of this Agreement will not apply in interpreting the provisions of this Agreement. The word “including” and its grammatical variations will be deemed to be followed by “without limitation.” The word “or” is not exclusive. The words “will” and “shall” will be construed to have the same meaning. The singular will include the plural and vice versa. The words "herein," "hereby," "hereto," and similar terms refer to this Agreement as a whole.

15.13 Counterparts. The Agreement may be executed in multiple counterparts, each of which will be considered an original, but all of which will constitute one and the same agreement. The signature of any Party to the counterpart will be deemed a signature to the Agreement and may be appended to any other counterpart. Electronic transmission of an executed signature page (including via DocuSign or other such service) will be sufficient to bind the executing Party.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Baxter International, Inc.

By: ______________________________

Name: ______________________________

Title: ______________________________

iRhythm Technologies, Inc.

By: /s/ Quentin Blackford

Name: Quentin Blackford

Title: President & CEO

Welch Allyn, Inc.

By: ______________________________

Name: ______________________________

Title: ______________________________

Bardy Diagnostics, Inc.

By: ______________________________

Name: ______________________________

Title: ______________________________

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Baxter International, Inc.	**iRhythm Technologies, Inc.**
By: /s/ Julie Foster	By: ______________________
Name: Julie Foster	Name: ______________________
Title: President, Front Line Care	Title: ______________________

Welch Allyn, Inc.	**Bardy Diagnostics, Inc.**
By: /s/ Julie Foster	By: /s/ Julie Foster
Name: Julie Foster	Name: Julie Foster
Title: President	Title: President

EXHIBIT A – Pending Lawsuits and Proceedings

The following is a list of District Court actions that have been filed by the Parties and are to be considered part of the Lawsuits:

Welch Allyn, Inc. v. iRhythm Technologies, Inc., 1-24-cv-00224 (D. Del); and
Bardy Diagnostics, Inc. v. iRhythm Technologies, Inc., 1-24-cv-01355 (D. Del.).

The following is a list of *ex partes* reexamination proceedings that have been filed by the Parties and are to be considered part of the Lawsuits:

<u>Bardy's Patents:</u>
90/015,766
90/015,767
90/015,809
90/015,855

<u>iRhythm's Patents:</u>
90/015,503
90/015,504
90/015,505
90/015,588
90/015,589

<u>Welch Allyn's Patents:</u>
90/015,622
90/015,627
90/015,646
90/015,648

EXHIBIT B-1 – Bardy and Welch Allyn Patents

Bardy Patents

U.S. Patent No. 12,161,473
U.S. Patent No. 12,171,562
U.S. Patent No. 12,285,261
U.S. Patent No. 12,310,735

Welch Allyn Patents

U.S. Patent No. 8,214,007
U.S. Patent No. 8,630,699
U.S. Patent No. 8,750,974
U.S. Patent No. 8,965,492
U.S. Patent No. 9,155,484
U.S. Patent No. 10,159,422

EXHIBIT B-2 – iRhythm Patents

iRhythm Bardy Patents
U.S. Patent No. 12,133,734
U.S. Patent No. 12,245,859
U.S. Patent No. 12,245,860
U.S. Patent No. 12,274,554
U.S. Patent No. 12,303,277
U.S. Patent No. 12,402,819
U.S. Patent No. 12,408,856